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                 SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.   20549
                __________________________________
                           FORM S-8 POS/2
                      Registration Statement
                               Under
              The Securities Act of 1933, as amended.

                         PNW CAPITAL, INC.
        (Exact name of registrant as specified in charter.)

DELAWARE                           06-1474412
(State of other jurisdiction       (I.R.S. Employer of incorporation
or organization)                   Identification Number)

                       409 Granville Street
                             Suite 1010
            Vancouver, British Columbia, Canada V6C 1T2
                          (604) 609-0409
 (Address and telephone of executive offices, including zip code.)

                         PNW CAPITAL, INC.
                2000 NONQUALIFIED STOCK OPTION PLAN

                      Wayne Miller, President
                         PNW CAPITAL, INC.
                        409 Granville Street
                            Suite 1010
            Vancouver, British Columbia, Canada V6C 1T2
                          (604) 609-0409
        (Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                      Conrad C. Lysiak, Esq.
                       601 West First Avenue
                             Suite 503
                    Spokane, Washington   99201
                          (509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.


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                  CALCULATION OF REGISTRATION FEE
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                                   Aggregate
                                   Proposed       Proposed
Title of Each                      Maximum        Maximum
Class of                           Offering       Aggregate    Amount of
Securities to       Amount to be   Price per      Offering     Registration
be Registered       Registered     Unit/Share     Price [1]    Fee [1]
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Common
Shares,
$0.001 par value,
issuable upon
exercise of
stock options
by Grantees        10,000,000      $ 0.05         $   500,000  $ 132.00
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Totals             10,000,000      $ 0.05         $   500,000  $ 132.00
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[1]  Based upon the mean between the closing bid and ask prices for common shares on August 14, 2000, in accordance with Rule 457(c).































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   PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a) The Registrant's Form 10-SB (SEC file #000-27311) filed with the Securities and Exchange Commission (the "Commission) on September 13, 1999 and all amendments thereof.

(b) The Registrant's Form 8-K13G3 (SEC #000-30651) filed with the Commission and all amendment thereto.

(c)  The Registrant's Form S-8 (SEC #333-43860) filed with the
     Commission and on August 16, 2000 and all amendment thereto.

(d) All other reports filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") since filing the aforementioned Form 10-SB.

ITEM 4.   DESCRIPTION OF SECURITIES.

Common Stock.

     The authorized Common Stock of the Company consists of 100,000,000 shares of $0.001 par value Common Stock. As of August 14, 2000,
35,540,000 shares are issued and outstanding. Shares owned by existing "affiliates" of the Company, are subject to the limitations of Reg. 144 promulgated under the Securities Act of 1933 (the "Act").

     In general, under Reg. 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Reg. 144 require the filing of Form 144 with the Securities and Exchange Commission. If the shares of Common Stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Reg. 144 may have a depressive effect on the market price of the Company's Common Stock.

     All shares have equal voting rights and are not assessable.
Voting rights are not cumulative and, therefore, the holders of more than 50% of the Common Stock could, if they chose to do so, elect all of the directors of the Company.






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     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and non-assessable.

Dividends

     Holders of the Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefore. No dividend has been paid on the Common Stock since inception, and none is contemplated in the foreseeable future.

Transfer Agent

     Fidelity Transfer Company, 1800 Southwest Temple, Suite 301, Salt Lake City, Utah 84115 is the Company's transfer agent.

     The Registrant is authorized to issue only one class of securities, being comprised of $0.001 par value common stock. Common Stock.

     The holders of the $0.001 par value common stock of the Registrant have traditional rights as to voting, dividends and liquidation. All shares of common Stock are entitled to one vote on all matters. There are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the holders of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Copies of the Articles of Incorporation and Bylaws were filed as Exhibits to a Registration Statement filed by the Registrant on Form 10-SB, SEC File 000-27311, on September 13, 1999, which became effective by operation of law sixty days thereafter, are incorporated herein by reference.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware Revised Statutes and certain provisions of the Company's Bylaws under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities which they may incur in such capacities.
A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Bylaws and to the statutory provisions.


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     In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and have not been adjudged liable for negligence or misconduct.

     Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or Directors. The statutory provision cited above also grants the power to the Company to purchase and maintain insurance which protects its Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Company.

ITEM 7.   EXEMPTION FROM REGISTRATION.

     None; not applicable.

ITEM 8.   EXHIBITS.

     The following documents are incorporated herein by reference from the Company's Form 10-SB Registration Statement, SEC file #000-27311, as filed with the Commission.

Exhibit No.    Description

Exhibit

3.1            Articles of Incorporation.
3.2            Bylaws.

     The following documents are incorporated herein by reference from the Company's Form 8-K as filed with the Commission on May 10, 2000.

10.1           Share Purchase Agreement.




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     The following documents are incorporated herein by reference from the Company's Form 8-K as filed with the Commission on May 16, 2000.

10.1           Articles of Merger.

10.2           Plan of Merger.

     The following documents are incorporated by reference from the Company's Form 8-K12(g)3 (SEC #000-30651) as filed with the Commission on May 17, 2000 and all amendment thereto.

2.1            Articles of Merger.

2.2            Plan of Merger.

2.3            Certificate of Ownership and Merger.

3.1            Articles of Incorporation of Winchester Mining
               Corporation.

3.2            Bylaws of Winchester Mining Corporation.

     The following documents are incorporated by reference from the Company's Form 8-K as filed with the Commission on June 2, 2000.

2.1            Certificate of Ownership and Merger

     The following documents are incorporated by reference from the Company's Form S-8 (SEC File #333-43860) as filed with the Commission on August 16, 2000:

5.1 Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration
               Statement.

10.4           2000 Nonqualified Stock Option Plan.

     The following are incorporated herein:

23.7 Consent of Bateman & Co., Inc., independent certified public accountants.

23.8           Consent of Conrad C. Lysiak, Attorney at Law


ITEM 9.   UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

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     2.   that, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

     3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





































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                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 9th day of October, 2000.

                              PNW CAPITAL, INC.



                              BY:  /s/ Wayne Miller
                                   Wayne Miller, President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                    Date



/s/ Wayne Miller                                  October 9, 2000
Wayne Miller             President, Chief Executive
                         Officer and a member of
                         the Board of Directors


/s/ Gary Burnie                                   October 9, 2000
Gary Burnie              Secretary and a member of
                         the Board of Directors



/s/ Barry Miller
Barry Miller             Member of the Board of   October 9, 2000
                         of Director